EXHIBIT 99

CONTACT:	Michael S. Piemonte	FOR IMMEDIATE RELEASE:
	(716) 842-5138	October 10, 2003

M&T BANK CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2003.

     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2003 were $1.28, up 10% from $1.16 in the year-earlier period. On the same basis, net income for the quarter ended September 30, 2003 totaled $156 million, 42% higher than the $110 million recorded in the third quarter of 2002.

     M&T’s financial results for 2003 reflect the impact of operations obtained in the April 1, 2003 acquisition of Allfirst Financial Inc. (“Allfirst”) and the related issuance by M&T of 26.7 million common shares on that date. Merger-related expenses were $12 million, after applicable tax effect, or $.10 per diluted share, in the recently completed quarter. Such expenses represent costs for professional services, travel, and other expenses associated with the acquisition, the related integration of data processing and other operating systems and functions with those of M&T, and the commencement of M&T operations in market areas formerly served by Allfirst. There were no similar expenses in the third quarter of 2002.

     GAAP-basis net income for the third quarter of 2003 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.24% and 11.37%,

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respectively, compared with 1.37% and 14.42%, respectively, in last year’s third quarter.

     For the nine-month periods ended September 30, 2003 and 2002, GAAP-basis diluted earnings per share were $3.59 and $3.53, respectively. On the same basis, net income for the first three quarters of 2003 totaled $407 million, up 20% from $338 million in the corresponding period in 2002. During the first nine months of 2003, M&T incurred merger-related expenses associated with the Allfirst acquisition totaling $38 million, after applicable tax effect, or $.33 per diluted share. Although M&T will incur additional merger-related expenses during the remainder of 2003 as Allfirst’s operations are fully integrated into M&T, such charges are not expected to be material. There were no similar merger-related expenses in 2002. GAAP-basis net income for the first nine months of 2003 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.23% and 11.55%, respectively, compared with 1.43% and 15.12%, respectively, in the corresponding 2002 period.

     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps

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investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, totaled $14 million ($.11 per diluted share) in the third quarter of 2003, compared with $8 million ($.08 per diluted share) in the year-earlier quarter. Similar amortization charges, after tax effect, for the nine months ended September 30, 2003 and 2002 were $35 million ($.31 per diluted share) and $25 million ($.27 per diluted share), respectively.

     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and the previously noted merger-related expenses, were $1.49 for the recently completed quarter, up 20% from $1.24 in the third quarter of 2002. Net operating income for 2003’s third quarter was $183 million, 55% above $118 million for the three months ended September 30, 2002. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.55% and 30.67%, respectively, in 2003’s third quarter, compared with 1.52% and 25.46% in the corresponding 2002 quarter.

     For the first three quarters of 2003, diluted net operating earnings per share were $4.23, up 11% from $3.80 in the comparable 2002 period. Net operating income for the first nine months of 2003 rose to $479 million, 32% higher than $363 million in the corresponding 2002 period. For the nine-month period ended September 30, 2003, net operating income expressed as an annualized rate of return on average tangible assets and average tangible equity was 1.54% and 28.55%, respectively, compared with 1.60% and 27.14% in the similar 2002 period.

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     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Nine months ended
	September 30		September 30

	2003	2002	2003	2002

	(in thousands, except per share)
Diluted earnings per share	$1.28	1.16	3.59	3.53
Amortization of core deposit and other intangible assets(1)	.11	.08	.31	.27
Merger-related expenses(1)	.10	—	.33	—

Diluted net operating earnings per share	$1.49	1.24	4.23	3.80

Net income	$156,463	110,117	407,041	338,201
Amortization of core deposit and other intangible assets(1)	13,790	7,956	34,767	25,282
Merger-related expenses(1)	12,417	—	37,529	—

Net operating income	$182,670	118,073	479,337	363,483

(1)	After any related tax effect

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     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Nine months ended
	September 30		September 30

	2003	2002	2003	2002

	(in millions)
Average assets	$50,024	31,908	44,077	31,518
Goodwill	(2,904)	(1,098)	(2,305)	(1,098)
Core deposit and other intangible assets	(272)	(137)	(227)	(150)
Deferred taxes	—	45	—	48

Average tangible assets	$46,848	30,718	41,545	30,318

Average equity	$5,461	3,030	4,710	2,990
Goodwill	(2,904)	(1,098)	(2,305)	(1,098)
Core deposit and other intangible assets	(272)	(137)	(227)	(150)
Deferred taxes	78	45	67	48

Average tangible equity	$2,363	1,840	2,245	1,790

      Accounting for Stock-Based Compensation. Effective January 1, 2003, M&T began expensing stock-based compensation in accordance with the fair value method of accounting described in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended. As a result, salaries and employee benefits expense in 2003 included $11 million of stock-based compensation in the recent quarter and $10 million in each of the first two quarters. After tax effect, stock-based compensation lowered 2003’s net income by $9 million ($.07 per diluted share) in the third quarter, $7 million ($.06 per diluted share) in the second quarter, and $7 million ($.08 per diluted share) in the first quarter. Using the retroactive restatement method described in SFAS No. 148, which amended SFAS No. 123, salaries and employee benefits expense for the first three quarters of 2002 were each restated to include $10 million of stock-based compensation, resulting in a reduction of previously

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reported net income of $7 million, or $.07 per diluted share, in each of the 2002 quarters. These expenses are included in both the GAAP and supplemental non-GAAP results of operations discussed herein.

     Taxable-equivalent Net Interest Income. Growth in average loans outstanding resulted in a jump in taxable-equivalent net interest income of 36% to $435 million in the third quarter of 2003 from $319 million in the year-earlier quarter. Including the impact of the $10.3 billion of loans obtained in the April 1, 2003 acquisition of Allfirst, average loans outstanding increased 43% to $37.0 billion in 2003’s third quarter from $25.8 billion in the corresponding 2002 period. Net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, declined to 4.02% in the recent quarter from 4.38% in the year-earlier period. The decrease in net interest margin was largely the result of the yields on earning assets and rates paid on interest-bearing liabilities obtained in the Allfirst acquisition.

     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $34 million in the recent quarter, compared with $37 million a year earlier. Net charge-offs of loans during the third quarter of 2003 were $16 million, down from $36 million in the year-earlier period. During 2002’s third quarter, M&T charged off the entire $17 million carrying value of two commercial leases with a major airline company that filed for bankruptcy protection. Net charge-offs of loans acquired from Allfirst during the recent quarter were not significant. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .17% in 2003’s third quarter, improved from .55% in the corresponding 2002 period. Loans classified as nonperforming totaled $285 million, or .77% of

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total loans at the recent quarter-end, compared with $227 million or .86% at September 30, 2002. Loans past due 90 days or more and accruing interest were $174 million at September 30, 2003, up from $148 million a year earlier. Included in these loans at September 30, 2003 and 2002 were $117 million and $109 million, respectively, of one-to-four family residential mortgage loans serviced by M&T and repurchased from the Government National Mortgage Association. The outstanding principal balances of these loans, which were repurchased to reduce servicing costs, are fully guaranteed by government agencies. In general, the remaining portion of accruing loans past due 90 days or more are either also guaranteed by government agencies or well-secured by collateral. Included in the September 30, 2003 totals of nonperforming loans and loans past due 90 days or more and accruing interest were loans obtained in the Allfirst acquisition of $82 million and $29 million, respectively. Assets taken in foreclosure of defaulted loans were $20 million at September 30, 2003 and 2002.

     Allowance for Credit Losses. The allowance for credit losses totaled $621 million, or 1.67% of total loans, at September 30, 2003, compared with $437 million, or 1.66%, a year earlier. On the April 1, 2003 acquisition date, Allfirst had an allowance for credit losses of $146 million, or 1.43% of Allfirst’s loans then outstanding. Immediately following the April 1 merger, the combined balance sheet of M&T and Allfirst included an allowance for credit losses of $591 million that was equal to 1.62% of the $36.5 billion of outstanding loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 218% at September 30, 2003 and 193% a year earlier.

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     Noninterest Income and Expense.  Noninterest income in the third quarter of 2003 grew to $232 million, 80% higher than $128 million in the three-month period ended September 30, 2002. Approximately $90 million of the increase was attributable to revenues related to operations in market areas associated with the former Allfirst franchise. Higher mortgage banking revenues and service charges on deposit accounts also contributed to the improvement.

     Noninterest expense in 2003’s third quarter totaled $396 million, up 62% from $244 million in the year-earlier quarter. Included in such amounts are expenses considered to be “nonoperating” in nature consisting of the previously noted amortization of core deposit and other intangible assets of $23 million in 2003 and $13 million in 2002, and merger-related expenses of $19 million in 2003. There were no merger-related expenses in 2002. Exclusive of these nonoperating expenses, noninterest operating expenses were $355 million in the recent quarter, compared with $231 million in the third quarter of 2002. The increase in operating expenses was largely related to operations formerly associated with Allfirst and to higher incentive compensation costs. Partially offsetting these higher expenses was a $12 million reversal of a valuation allowance for possible impairment of capitalized residential mortgage servicing rights during the recently completed quarter. The partial reduction of the valuation allowance reflects the increase in value of capitalized mortgage servicing rights resulting from higher residential mortgage loan interest rates as compared with June 30, 2003. The higher interest rates have resulted in significant decreases in the expected rate of residential mortgage loan prepayments used in calculating the estimated fair value of capitalized servicing rights. M&T had recognized an $18 million provision for impairment of capitalized mortgage

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servicing rights in the second quarter of 2003, reflecting the impact of declining interest rates during that quarter on the value of such rights. In 2002, provisions for impairment of capitalized servicing rights during the three and nine-month periods ended September 30 were $16 million and $19 million, respectively. Capitalized residential mortgage servicing rights, net of valuation allowance, are included in “other assets” in M&T’s consolidated balance sheet and totaled $106 million and $109 million at September 30, 2003 and 2002, respectively. Residential mortgage loans serviced for others totaled approximately $12 billion at September 30, 2003 and 2002.

     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 53.2% in the third quarter of 2003, compared with 51.6% in the year-earlier period. The higher ratio in 2003 reflects the impact of the acquired Allfirst operations being integrated with those of M&T.

     Commenting on M&T’s third quarter results, Michael P. Pinto, Executive Vice President and Chief Financial Officer, stated, “We are pleased with the progress being made in integrating Allfirst’s operations into those of M&T. In particular, the transfer of information from Allfirst’s major data processing systems over the July 4th weekend went extremely well. The success of this significant event resulted from the hard work of many dedicated employees and is reflected in M&T’s financial results for the third quarter. We remain confident at this time that M&T’s full-year results for 2003, after excluding Allfirst merger expenses, will be in line with current analysts’ estimates.”

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     Balance Sheet.  M&T had total assets of $50.3 billion at September 30, 2003, up from $34.2 billion a year earlier. Loans and leases, net of unearned discount, rose 41% to $37.2 billion at the recent quarter-end from $26.3 billion at September 30, 2002. Deposits totaled $32.4 billion at September 30, 2003, up from $22.5 billion at the end of 2002’s third quarter. Total assets, loans and deposits obtained in the Allfirst transaction were $16 billion, $10 billion and $11 billion, respectively. Total stockholders’ equity was $5.6 billion at September 30, 2003, representing 11.09% of total assets, compared with $3.1 billion or 9.02% a year earlier. Common stockholders’ equity per share was $46.49 and $33.52 at September 30, 2003 and 2002, respectively. Tangible equity per common share was $20.71 at September 30, 2003, compared with $20.63 at September 30, 2002. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion and $1.2 billion at September 30, 2003 and 2002, respectively.

     Conference Call.  Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results at 10:00 a.m. Eastern Time today, October 10, 2003. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until October 11, 2003 by calling 877-519-4471, code 4020789 and 973-341-3080 for international participants. The event will also be archived and available by 1:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

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     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full

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realization of anticipated cost savings and revenue enhancements. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Nine months ended
	September 30			September 30
Amounts in thousands,
except per share	2003	2002	Change	2003	2002	Change

Performance
Net income	$156,463	110,117	42%	$407,041	338,201	20%

Per common share:
Basic earnings	$1.31	1.20	9%	$3.68	3.65	1%
Diluted earnings	1.28	1.16	10	3.59	3.53	2
Cash dividends	$.30	.25	20	$.90	.75	20

Common shares outstanding:
Average — diluted (1)	122,593	94,942	29%	113,441	95,714	19%
Period end (2)	119,857	91,992	30	119,857	91,992	30

Return on (annualized):
Average total assets	1.24%	1.37%		1.23%	1.43%
Average common stockholders’ equity	11.37%	14.42%		11.55%	15.12%

Taxable-equivalent net interest income	$434,780	318,721	36%	$1,189,568	936,477	27%

Yield on average earning assets	5.26%	6.38%		5.52%	6.54%
Cost of interest-bearing liabilities	1.51%	2.34%		1.66%	2.49%
Net interest spread	3.75%	4.04%		3.86%	4.05%
Contribution of interest-free funds	.27%	.34%		.27%	.34%
Net interest margin	4.02%	4.38%		4.13%	4.39%

Net charge-offs to average total net loans (annualized)	.17%	.55%		.26%	.40%

Net operating results (3)
Net operating income	$182,670	118,073	55%	$479,337	363,483	32%
Diluted net operating earnings per common share	1.49	1.24	20	4.23	3.80	11
Return on (annualized):
Average tangible assets	1.55%	1.52%		1.54%	1.60%
Average tangible common equity	30.67%	25.46%		28.55%	27.14%
Efficiency ratio	53.22%	51.59%		53.47%	51.17%

	At September 30

Loan quality	2003	2002	Change

Nonaccrual loans	$278,300	218,617	27%
Renegotiated loans	6,888	8,402	-18

Total nonperforming loans	$285,188	227,019	26%

Accruing loans past due 90 days or more	$174,224	147,867	18%
Nonperforming loans to total net loans	.77%	.86%
Allowance for credit losses to total net loans	1.67%	1.66%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes merger-related expenses and amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.

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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30

Dollars in thousands	2003	2002	Change	2003	2002	Change

Interest income	$564,137	461,271	22%	$1,576,092	1,383,883	14%
Interest expense	133,539	146,080	-9	398,637	458,156	-13

Net interest income	430,598	315,191	37	1,177,455	925,727	27
Provision for credit losses	34,000	37,000	-8	103,000	89,000	16

Net interest income after provision for credit losses	396,598	278,191	43	1,074,455	836,727	28
Other income
Mortgage banking revenues	38,782	30,336	28	117,161	81,529	44
Service charges on deposit accounts	90,927	43,072	111	220,158	123,408	78
Trust income	32,314	14,432	124	80,153	45,555	76
Brokerage services income	13,320	11,055	20	37,729	34,052	11
Trading account and foreign exchange gains	4,666	287	1526	10,996	1,716	541
Gain (loss) on sales of bank investment securities	58	(660)	—	541	(659)	—
Other revenues from operations	51,527	29,824	73	130,600	88,152	48

Total other income	231,594	128,346	80	597,338	373,753	60
Other expense
Salaries and employee benefits	214,118	123,388	74	543,673	372,543	46
Equipment and net occupancy	48,450	28,073	73	123,497	81,004	52
Printing, postage and supplies	9,092	6,988	30	27,031	18,892	43
Amortization of core deposit and other intangible assets	22,538	13,011	73	56,807	39,696	43
Other costs of operations	102,202	72,511	41	318,817	198,387	61

Total other expense	396,400	243,971	62	1,069,825	710,522	51
Income before income taxes	231,792	162,566	43	601,968	499,958	20
Applicable income taxes	75,329	52,449	44	194,927	161,757	21

Net income	$156,463	110,117	42%	$407,041	338,201	20%

Summary of merger-related expenses included above:
Salaries and employee benefits	$4,278	—		$8,116	—
Equipment and net occupancy	758	—		1,654	—
Printing, postage and supplies	614	—		2,975	—
Other costs of operations	13,601	—		45,109	—

Total merger-related expenses	$19,251	—		$57,854	—

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	September 30

Dollars in thousands	2003	2002	Change

ASSETS
Cash and due from banks	$2,242,825	1,197,615	87%
Money-market assets	306,560	295,413	4
Investment securities	5,957,406	4,181,474	42
Loans and leases, net of unearned discount	37,159,579	26,308,619	41
Less: allowance for credit losses	621,417	437,340	42

Net loans and leases	36,538,162	25,871,279	41
Goodwill	2,904,081	1,097,553	165
Core deposit and other intangible assets	261,548	130,577	100
Other assets	2,048,257	1,399,313	46

Total assets	$50,258,839	34,173,224	47%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$8,120,990	4,000,097	103%
Other deposits at U.S. offices	21,963,294	16,769,254	31
Deposits at foreign offices	2,330,071	1,770,820	32

Total deposits	32,414,355	22,540,171	44
Short-term borrowings	4,903,249	3,810,741	29
Accrued interest and other liabilities	1,169,951	424,667	175
Long-term borrowings	6,199,392	4,314,359	44

Total liabilities	44,686,947	31,089,938	44
Stockholders’ equity (1)	5,571,892	3,083,286	81

Total liabilities and stockholders’ equity	$50,258,839	34,173,224	47%

(1)	Reflects accumulated other comprehensive income, net of applicable income taxes, of $40.6 million at September 30, 2003 and $41.8 million at September 30, 2002.

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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30

Dollars in millions	2003		2002		Change	2003		2002		Change
					in					in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS

Money-market assets	$95	1.25%	121	1.74%	-22%	$255	1.27%	218	1.77%	17%
Investment securities	5,837	4.23	2,942	5.60	98	5,051	4.57	2,914	5.81	73
Loans and leases, net of unearned discount
Commercial, financial, etc.	9,514	4.06	5,181	5.07	84	8,295	4.28	5,103	5.18	63
Real estate — commercial	12,165	5.95	9,536	6.90	28	11,313	6.19	9,447	7.03	20
Real estate — consumer	4,303	5.99	4,147	6.98	4	3,783	6.18	4,238	7.05	-11
Consumer	10,971	5.90	6,964	6.83	58	9,775	6.11	6,598	6.99	48

Total loans and leases, net	36,953	5.43	25,828	6.49	43	33,166	5.70	25,386	6.66	31

Total earning assets	42,885	5.26	28,891	6.38	48	38,472	5.52	28,518	6.54	35
Goodwill	2,904		1,098		165	2,305		1,098		110
Core deposit and other intangible assets	272		137		99	227		150		52
Other assets	3,963		1,782		122	3,073		1,752		75

Total assets	$50,024		31,908		57%	$44,077		31,518		40%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$1,227	.34	753	.54	63%	$975	.36	750	.53	30%
Savings deposits	14,320	.70	8,950	1.23	60	12,808	.80	8,745	1.25	46
Time deposits	6,739	2.33	7,154	3.00	-6	6,704	2.44	7,642	3.34	-12
Deposits at foreign offices	1,340	.95	458	1.55	193	1,130	1.09	447	1.53	153

Total interest-bearing deposits	23,626	1.16	17,315	1.94	36	21,617	1.30	17,584	2.13	23

Short-term borrowings	4,870	1.03	3,199	1.76	52	4,388	1.17	2,947	1.76	49
Long-term borrowings	6,595	3.12	4,306	4.34	53	6,050	3.30	4,053	4.57	49

Total interest-bearing liabilities	35,091	1.51	24,820	2.34	41	32,055	1.66	24,584	2.49	30
Noninterest-bearing deposits	8,328		3,676		127	6,496		3,573		82
Other liabilities	1,144		382		200	816		371		120

Total liabilities	44,563		28,878		54	39,367		28,528		38
Stockholders’ equity	5,461		3,030		80	4,710		2,990		58

Total liabilities and stockholders’ equity	$50,024		31,908		57%	$44,077		31,518		40%

Net interest spread		3.75		4.04			3.86		4.05
Contribution of interest-free funds		.27		.34			.27		.34
Net interest margin		4.02%		4.38%			4.13%		4.39%

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